UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Terreno Realty Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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101 Montgomery Street, Suite 200

San Francisco, California 94104

(415) 655-4580

[●], 2017

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Terreno Realty Corporation. This meeting will be held on Tuesday, May 2, 2017, at 8:00 a.m., local time, at our corporate headquarters, 101 Montgomery Street, Suite 200, San Francisco, California 94104.

The attached proxy statement, accompanied by the notice of meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Terreno Realty Corporation by voting on the matters described in the proxy statement. Following the formal portion of the meeting, our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please authorize a proxy to vote your shares as promptly as possible by calling the toll-free telephone number or via the Internet. If you received a proxy card by mail, you may complete the enclosed proxy card and return it as promptly as possible. The proxy statement and the enclosed proxy card contain instructions regarding all three methods of voting. If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.

We have also enclosed a copy of our 2016 Annual Report. Thank you for your interest in Terreno Realty Corporation.

Sincerely,

W. Blake Baird	Michael A. Coke
Chairman and Chief Executive Officer	President

TERRENO REALTY CORPORATION

101 Montgomery Street, Suite 200

San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 2, 2017

To Our Stockholders:

Notice is hereby given that the 2017 annual meeting of the stockholders of Terreno Realty Corporation, a Maryland corporation, will be held on Tuesday, May 2, 2017 at 8:00 a.m., local time, at our corporate headquarters, 101 Montgomery Street, Suite 200, San Francisco, California 94104. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of six directors, each to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies;

2.	A resolution to approve, on a non-binding, advisory basis, the compensation of certain executives, as more fully described in the accompanying proxy statement;

3.	The determination, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes on executive compensation;

4.	The approval of an amendment to our bylaws to permit our stockholders to amend our bylaws by the affirmative vote of a majority of votes cast by the issued and outstanding shares of common stock of the Company;

5.	The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2017 fiscal year; and

6.	Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you were a stockholder of record of our common stock as of the close of business on March 1, 2017, you can vote in person or by proxy at the meeting. If you do not plan to attend the meeting and vote in person, please authorize a proxy to vote your shares in one of the following ways (if you received paper copies of the proxy materials):

•	Use the toll-free telephone number shown on your proxy card on or before 11:59 p.m., Eastern Time, on May 1, 2017 (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card on or before 11:59 p.m., Eastern Time, on May 1, 2017 and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope so that it is received by 11:59 p.m., Eastern Time, on May 1, 2017.

If you received a notice of internet availability of proxy materials, please follow the voting instructions in that notice. If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted. Stockholders who authorize a proxy over the Internet, who authorize a proxy by telephone or who return proxy cards by mail prior to the meeting may nonetheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of our Board of Directors

W. Blake Baird Chairman and Chief Executive Officer and Secretary

San Francisco, California

[●], 2017

		Page
Questions and Answers		1

Corporate Governance and Related Matters		6
Independent Directors		6
Executive Sessions		6
Nominations for Directors		6
Communications with our Board of Directors		7
Board Leadership Structure		7
Risk Oversight		7
Code of Business Conduct and Ethics		8
Corporate Governance Guidelines		8

Meetings and Committees of Our Board of Directors		8
Meetings		8
Committee Membership		8
Other Committees		10

Proposal 1 – Election of Directors		11
Executive Officers		14
Proposal 2 – Non-Binding, Advisory Approval of Executive Compensation		16
Proposal 3 –	Non-Binding, Advisory Determination of the Frequency of Future Non-Binding, Advisory Votes on Executive Compensation	17
Proposal 4 –	Approval of an Amendment to our Bylaws to Permit our Stockholders to Amend our Bylaws by the Affirmative Vote of a Majority of Votes Cast by the Issued And Outstanding Shares of Common Stock of the Company	18
Proposal 5 –	Ratification of the Appointment of Independent Registered Certified Public Accounting Firm	19
Fees Paid to Independent Registered Certified Public Accounting Firm		19
Audit Fees		19
Audit-Related Fees		20
Tax Fees		20
All Other Fees		20
Pre-Approval Procedures		20

Report of the Audit Committee		21

Compensation Committee Report		23
Risk Considerations in our Compensation Programs		23
Compensation Committee Interlocks and Insider Participation		23
Policy Concerning Hedging and Pledging Transactions		23
Compensation Discussion and Analysis		24
Overview		24
Objectives		24
Management’s and Advisor’s Role in Compensation Decisions		24
Principal Elements of Compensation and Total Direct Compensation		24
Other Elements of Compensation		27
Other Compensation Practices and Policies		27

Summary Compensation Table		29
Grants of Plan-Based Awards		32
Outstanding Equity Awards at Fiscal Year End		33
Stock Vested Table		34
Payments upon Termination of Employment and Change of Control		35
Director Compensation		40

TERRENO REALTY CORPORATION

101 Montgomery Street, Suite 200

San Francisco, California 94104

(415) 655-4580

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at our corporate headquarters, 101 Montgomery Street, Suite 200, San Francisco, California 94104 on Tuesday, May 2, 2017, at 8:00 a.m., Pacific Time. This proxy statement summarizes the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the proxy statement mailed?

A: The proxy statement, the enclosed proxy card and the 2016 annual report are being mailed to stockholders beginning on or about [●], 2017. As permitted by the rules of the Securities and Exchange Commission, or SEC, certain of our stockholders may receive a notice of internet availability of proxy materials, or Notice, which is first being sent to stockholders on or about [●], 2017, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a paper copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2016 annual report and how you may vote by proxy.

Q:	Who is entitled to vote?

A: All stockholders of record of our common stock as of the close of business on March 1, 2017, the record date, are entitled to receive notice of the annual meeting and to cast one vote for each share of common stock they held of record at the close of business on the record date.

Q:	What is the quorum for the meeting?

A: Stockholders entitled to cast a majority of all votes entitled to be cast, as of the close of business on the record date, will constitute a quorum for the transaction of business at the annual meeting. No business may be conducted at the meeting if a quorum is not present. Broker non-votes (defined below) and abstentions will be counted as present in determining whether or not there is a quorum. As of the close of business on the record date, [●] shares of common stock were issued and outstanding.

If stockholders entitled to cast a majority of all votes entitled to be cast are not present, in person or by proxy, at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 1, 2017. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have without attending the annual meeting?

A: You are entitled to cast one vote for each share of our common stock you owned of record on the record date on each item submitted to you for consideration.

Q:	How do I vote without attending the annual meeting?

A: Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote. If you received a Notice, please follow the voting instructions in the Notice to authorize your proxy. If you received paper copies of the proxy materials, you may authorize your proxy by completing, dating, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by the Internet or telephone as described in your proxy card. If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. Authorizing your proxy by mailing a proxy card, the Internet or telephone will not limit your right to attend the annual meeting and vote your shares in person.

Q:	How do I vote my shares that are held by my broker, bank or other nominee?

A: If you have shares held through a broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you. Most brokers, banks or other nominees allow you to provide voting instructions by the Internet, mail or telephone.

Q:	What am I voting on?

A: You are being asked to consider and vote on the following proposals:

•	a proposal to elect six directors, each to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies;

•	a proposal to adopt a resolution to approve, on a non-binding, advisory basis, certain executive compensation as more fully described in this proxy statement;

•	a proposal to determine, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on executive compensation;

•	a proposal to approve an amendment to our bylaws to permit our stockholders to amend our bylaws by the affirmative vote of a majority of votes cast by the issued and outstanding shares of common stock of the Company; and

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2017 fiscal year.

In addition, your proxies will have the authority to vote in their discretion as to any other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal 1	Election of Directors	Each director must be elected by a majority of the votes cast at the annual meeting. Accordingly, in an uncontested election, a nominee is elected if he or she receives more “FOR” votes than the total number of “AGAINST” votes. Please see the section entitled “Vote Required – Majority Vote Standard for Election of Directors” for a more detailed description of the majority voting standard in our bylaws.

Proposal 2	Non-binding, advisory approval of executive compensation	To be adopted by stockholders, this resolution must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting.

Proposal 3	Non-binding, advisory determination of the frequency of future non-binding, advisory votes on executive compensation	To be approved by stockholders, a particular frequency alternative must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting. Because there are three alternatives, it is possible that none of the three choices will receive a majority of the votes cast. Please see the section entitled “Proposal 3-Non-Binding, Advisory Determination of the Frequency of Future Non-Binding, Advisory Votes on Executive Compensation – Vote Required; Effect of Vote” for more information.

Proposal 4	Approval of an amendment to our bylaws	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of all votes entitled to be cast on this proposal at the annual meeting.

Proposal 5	Ratification of the Appointment of Independent Registered Certified Public Accounting Firm	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting.

In respect of Proposals 1, 2, 3 and 5, abstentions and broker non-votes are not counted as votes cast and will have no effect on the result of the vote. In respect of proposal 4, abstentions and broker non-votes have the same effect as votes against the proposal.

Q:	Will there be any other items of business on the agenda?

A: Our board of directors does not know of any other matters that may be properly brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to our board of directors. In the event that any other matter should properly come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A: If you are a stockholder of record and properly submit your proxy via the Internet, mail or telephone, your proxy will be voted at the annual meeting in accordance with your directions. If you sign and return a proxy card without giving specific voting instructions, then the Company-designated proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares and your broker, bank or nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to NYSE, rules, brokers, banks and nominees have discretionary power to vote your shares with respect to “routine” matters such as the ratification of the appointment of our independent registered certified public accounting firm, but they do not have discretionary power to vote your shares on “non-routine” matters. The election of directors, the non-binding, advisory approval of executive compensation, the non-binding, advisory approval of the frequency of future non-binding advisory votes on executive compensation and the bylaw amendment are considered non-routine matters. A broker, bank or nominee may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.

Q:	Who has paid for this proxy solicitation?

A: We have paid the entire expense of preparing, printing and mailing this proxy statement, the Notice and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A: Yes. There will be time allotted at the end of the meeting when our representatives will answer appropriate questions from the floor.

Q:	How do I submit a proposal or nominate a candidate for election as a director at the 2018 annual meeting of stockholders?

A: Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice accompanied by the information and other materials specified in our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2018 annual meeting of stockholders, but not included in our proxy statement, generally must be received by our corporate secretary after October 18, 2017 and prior to 5:00 p.m., Eastern Time, the close of business, on November 17, 2017. If the 2018 annual meeting of stockholders is scheduled to take place before April 2, 2018 or after June 1, 2018, then notice must be delivered no earlier than the 150th day prior to the 2018 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2018 annual meeting of stockholders is first made by the Company. If the number of directors to be elected at the 2018 annual meeting of stockholders is increased, and there is no public announcement of such increase before November 7, 2017, then notice of nominees for any new positions created by such increase must be delivered not later than 5:00 p.m., Eastern Time, the close of business, on the later of November 7, 2017 and the tenth day after the day on which public announcement of such increase is first made by the Company. Proposals or nominations and the other materials required by our bylaws should be mailed to the attention of our corporate secretary at 101 Montgomery Street, Suite 200, San Francisco, CA 94104. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2018 annual meeting of stockholders, or for presentation at such meeting, is November 17, 2017. Stockholder proposals to be included in our proxy materials relating to the 2018 annual meeting of stockholders must comply with all of the applicable requirements set forth in the rules and regulations of the SEC including Rule 14a-8. Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2018 annual meeting.

Q:	Can I change my vote after I have voted?

A: Yes. Proxies properly submitted by the Internet, mail or telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have shares held through a broker, bank or other nominee and you instructed your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provided to you, you may change your voting instructions by submitting new voting instructions to your broker, bank or other nominee.

Q:	Can I find additional information on the Company’s website?

A: Yes. Our website is located at http://www.terreno.com. Although the information contained on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

Q:	How can I access the proxy materials electronically?

A: This proxy statement and our 2016 annual report, including our annual report on Form 10-K for the fiscal year ended December 31, 2016, are available at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, notices of internet availability of proxy materials, by mail, you can consent to receiving such materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above, on your proxy card or on the Notice to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2017:

This proxy statement and our 2016 annual report, including our annual report on Form 10-K for the fiscal year ended December 31, 2016, are available at www.proxyvote.com.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business is managed under the direction of our board of directors. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of our board of directors are kept informed of our business through discussions with our management, primarily at meetings of our board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. Our board of directors and each of its committees – audit, compensation and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of business conduct and ethics may be viewed on our website at http://www.terreno.com under the “Investors & Media” tab under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.” These documents are also available without charge to stockholders who request them by contacting Terreno Realty Corporation – Investor Relations, 101 Montgomery Street, Suite 200, San Francisco, California 94104.

Independent Directors

Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of the audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, our corporate governance guidelines provide that at least annually, our board of directors will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or that might cause the director to cease to meet the applicable independence requirements or interfere with such director’s ability to satisfy his or her duties as a director. Our board of directors has determined that each of Messrs. Carlson, Merlone, Pasquale and Polk is an “independent” director under the corporate governance standards of the NYSE and the SEC. Therefore, following the election of the director nominees at the annual meeting, we believe that 67% of our board members will be independent under those rules.

Executive Sessions

Our non-management directors meet regularly in separate executive sessions without management participation. The executive sessions typically occur after each regularly scheduled meeting of our entire board of directors and at such other times that our non-management directors deem appropriate. The executive sessions are chaired by Mr. Pasquale, our Lead Director.

Nominations for Directors

The nominating and corporate governance committee will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information and materials required by our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting.

In evaluating nominees for director, the nominating and corporate governance committee does not differentiate between nominees recommended by stockholders and others. The nominating and corporate governance committee develops and recommends to our board of directors for its consideration and approval such criteria for identifying and recommending prospective nominees for election as directors as the nominating and corporate governance committee deems necessary or advisable in the context of the current make-up of our board of directors. The criteria include such factors as diversity, age, qualities (such as character, professional integrity, independence, judgment and business acumen), skills and experience, industry knowledge, requirements of the NYSE to maintain a minimum number of independent directors, requirements of the SEC to have persons with financial expertise on the Company’s audit committee, the ability of a candidate to devote sufficient time to the affairs of the Company, any actual or potential conflicts of interest, and the extent to which the candidate generally would be a desirable addition to our board of directors and any committees of our board of directors.

We do not have a formal diversity policy. However, the criteria above include a broad range of factors such as relevant experience, independence, commitment, compatibility with our board of directors and its committees and diversity.

Communications with our Board of Directors

Our board of directors has implemented a process by which our stockholders or any interested parties may communicate with our board of directors as a whole or with individual members of our board of directors. Communications directed at our board of directors as a whole should be addressed to Terreno Realty Corporation, 101 Montgomery Street, Suite 200, San Francisco, California 94104, Attn: Corporate Secretary, and communications directed at individual directors, including our Lead Director, should be addressed to the attention of the individual director at the same address. Such communications may be made on an anonymous or confidential basis. Our board of directors has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof.

Board Leadership Structure

Our corporate governance guidelines provide that our board of directors will periodically appoint a chairman of the board, who may either be independent or a management director, including our chief executive officer. The positions of chairman and chief executive officer are currently occupied by one individual, Mr. Baird. Our board of directors believes that this leadership structure serves us well, as Mr. Baird’s deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, uniquely qualify him to serve as both chairman and chief executive officer. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making and aligns corporate strategy with the Company’s day-to-day operations. Combining the roles also promotes unified leadership and direction for our board of directors and management.

In his combined role, Mr. Baird sets the agenda for board meetings in consultation with our Lead Director and presides over all meetings of the full board. Since the chairman and chief executive officer positions are currently occupied by Mr. Baird, our board of directors appointed Mr. Pasquale, an independent director, as our Lead Director to ensure strong independent oversight. As Lead Director, Mr. Pasquale chairs the executive sessions of the non-employee directors, facilitates communications and resolves conflicts, if any, between our non-employee directors, other directors and our management and consults with and provides counsel to our chief executive officer as needed or requested. In performing these duties, our Lead Director consults with the chairpersons of the appropriate committees of our board of directors and solicits their participation in order to avoid diluting the authority or responsibility of the board committees and their chairpersons.

Risk Oversight

Our board of directors provides oversight of the Company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks. In addition, as reflected in the audit committee charter, our board of directors has delegated to the audit committee responsibility to discuss and evaluate our policies and guidelines with respect to risk assessment and risk management. During these discussions, the audit committee may discuss or consider our major financial risk exposures and the steps that our management has taken to monitor and control such exposures.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Day-to-day responsibility for administering and interpreting our code of business conduct and ethics has been delegated by our board of directors to our President. Our code of business conduct and ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our code of business conduct and ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our code of business conduct and ethics may only be amended, or waived for the benefit of our directors and executive officers, by our board of directors or, if permitted, a committee of our board of directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments or waivers to our code of business conduct and ethics that apply to any of our executive officers on our website at http://www.terreno.com. The full text of our code of business conduct and ethics is available on our website at http://www.terreno.com, under the heading “Investors & Media”, under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.”

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.terreno.com under the heading “Investors & Media”, under the subheading “Corporate Profile” and under the heading entitled “Governance Documents.”

MEETINGS AND COMMITTEES OF OUR BOARD OF DIRECTORS

Meetings

During the year ended December 31, 2016, our board of directors held a total of four meetings. Each of our directors attended 100% of the aggregate of (i) the number of the meetings of our board of directors which were held during the period that such person served on our board of directors and (ii) the number of meetings of committees of our board of directors held during the period that such person served on such committee. Members of our board of directors are encouraged to attend the annual meeting, but we currently do not have a formal policy with regard to the attendance of Board members at the annual meeting. All of our directors attended our 2016 Annual Meeting.

Committee Membership

Our board of directors has established three standing committees of our board of directors: the audit committee; the compensation committee; and the nominating and corporate governance committee, and has adopted written charters for each committee.

The current members of our board committees are as follows:

Name	Audit		Compensation		Nominating and Corporate Governance
LeRoy E. Carlson	X	*	X		X
Peter J. Merlone	X		X	*	X
Douglas M. Pasquale**	X		X		X
Dennis Polk	X		X		X	*

*	Chair
**	Lead Director

Audit Committee. The audit committee is composed of Messrs. Carlson, Merlone, Pasquale and Polk, each of whom is an independent director and “financially literate” under the rules of the NYSE and the SEC. Mr. Carlson chairs the audit committee and has been determined by our board of directors to be an audit committee financial expert within the meaning of the rules of the SEC. The audit committee met four times during the year ended December 31, 2016.

The purposes of the audit committee are to:

•	assist our board of directors in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) our internal audit function; and

•	prepare the report required by the rules of the SEC, which is set forth under the heading “Report of the Audit Committee” in this proxy statement.

The audit committee is also responsible for engaging our independent registered certified public accounting firm, reviewing with the independent registered certified public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered certified public accounting firm, reviewing the independence of the independent registered certified public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee. The compensation committee is composed of Messrs. Carlson, Merlone, Pasquale and Polk, each of whom is an independent director under the rules of the NYSE and the SEC. Mr. Merlone chairs the compensation committee. The compensation committee met two times during the year ended December 31, 2016.

The purposes of the compensation committee are to:

•	discharge our board of directors’ responsibilities relating to compensation of our directors and executives;

•	oversee our overall compensation structure, policies and programs;

•	review our processes and procedures for the consideration and determination of director and executive compensation; and

•	prepare the compensation committee report, which is set forth under the heading “Compensation Committee Report” in this proxy statement, in accordance with the applicable rules and regulations of the SEC, the NYSE and any other rules and regulations applicable to us.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is composed of Messrs. Carlson, Merlone, Pasquale and Polk, each of whom is an independent director under the rules of the NYSE and the SEC. Mr. Polk chairs the nominating and corporate governance committee. The nominating and corporate governance committee met one time during the year ended December 31, 2016.

The purposes of the nominating and corporate governance committee are to:

•	identify individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and recommend that our board of directors select the director nominees for election at each annual meeting of stockholders;

•	review and make recommendations to our board of directors for committee appointments to our board of directors;

•	develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and periodically review and recommend any changes to such guidelines; and

•	oversee the evaluation of our board of directors and committees.

Other Committees

Our board of directors may from time to time establish special or standing committees to facilitate the management of the Company or to discharge specific duties delegated to the committee by our full board of directors. Our board of directors has established the following committee:

Investment Committee. Our investment committee is currently composed of Mr. Baird and Mr. Coke. Our board of directors has delegated to our investment committee the authority to approve any investment under $100 million. Our board of directors must approve any investments of $100 million or more. Approval by our investment committee requires a unanimous vote and may be given with conditions.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors proposes that the nominees described below each be elected to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualify. All of the nominees are currently serving as our directors. The biographical descriptions for the nominees include the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors in the last sentence of each biography that such person should serve as a director.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
W. Blake Baird Age 56	Mr. Baird co-founded Terreno Realty Corporation and has served as chairman of our board of directors and our chief executive officer since February 2010. Mr. Baird was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as president of AMB Property Corporation (NYSE:AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its chief investment officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird currently serves as a director of Matson, Inc. (NYSE:MATX), a Honolulu-headquartered ocean transportation and logistics company and Sunstone Hotel Investors, Inc. (NYSE: SHO), a lodging REIT. Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. in Economics from the Wharton School (magna cum laude) and a B.A. in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. from New York University. Our board of directors has determined that Mr. Baird’s qualifications to serve on our board of directors include his deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from his eight years of experience most recently as president of AMB and his experience as our co-founder, chairman and chief executive officer.

Michael A. Coke Age 49	Mr. Coke co-founded Terreno Realty Corporation and has served as our president and as a director since February 2010. Mr. Coke also served as our chief financial officer from February 2010 until May 2013. Mr. Coke was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment management firm, from September 2007 to February 2010. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB, now Prologis, Inc. (NYSE: PLD), which is a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. During his tenure at AMB, Mr. Coke was a three time recipient of Realty Stock Review’s Annual Outstanding CFO Award. From October 2005 to May 2007, Mr. Coke served as president and chief executive officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. At Arthur

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
Andersen, he primarily served public and private real estate companies, including several public real estate investment trusts, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke is a director and chairman of the audit committee of DuPont Fabros Technology, Inc. (NYSE: DFT), a leading owner, developer, operator and manager of wholesale data centers headquartered in Washington, D.C. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. He is a former Certified Public Accountant. Our board of directors has determined that Mr. Coke’s qualifications to serve on our board of directors include his deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from his ten years of experience most recently as chief financial officer of AMB and his experience as our co-founder, president and previously as our chief financial officer.

LeRoy E. Carlson Age 71	Mr. Carlson has served on our board of directors since February 2010. Mr. Carlson has been a principal of NNC Apartment Ventures, LLC, a well-established firm specializing in the long-term investment in multi-family assets on the West Coast, since 1999. Mr. Carlson formerly served as executive vice president, chief operating officer, chief financial officer and board member of BRE Properties, Inc. (now Essex Property Trust, NYSE: ESS). BRE was a large multi-family NYSE –listed real estate investment trust based in San Francisco, California. In his role as chief operating officer, Mr. Carlson oversaw the company’s capital market activities, asset management and development and played a key role in two company mergers with an aggregate value of approximately two billion dollars. Mr. Carlson retired from BRE in October 2002. Prior to joining BRE Properties, Inc., Mr. Carlson served as vice president, chief financial officer and as a director of Real Estate Investment Trust of California from 1990 to March 1996. He was a partner and chief financial officer of William Walters Company, a southern California based asset management company and investor, from 1976 to 1990. Mr. Carlson is a Certified Public Accountant in California. He is a graduate of the University of Southern California where he serves as a member of the board at the Lusk Center for Real Estate. Our board of directors has determined that Mr. Carlson’s qualifications to serve on our board of directors include his over 30 years of experience in the real estate industry and his prior experiences as a director, chief operating officer and chief financial officer of a NYSE-listed REIT.

Peter J. Merlone Age 60	Mr. Merlone has served on our board of directors since February 2010. Mr. Merlone is a founder, co-owner and co-managing partner of the general partner entities of Merlone Geier Partners, or MGP, a private real estate investment firm focused on the acquisition, development and redevelopment of retail and mixed-use properties in California and other western states, and Merlone Geier Management, or MGM, which provides all management, leasing and construction services for all MGP and M&H funds. Mr. Merlone is also a founder, co-owner and president of the general partner entities of M&H Realty Partners, or M&H, the predecessor to MGP, and was a founder and president of M&H Property Management, or MHPM, the predecessor to MGM. From 1986 to 1993, prior to the formation of the first M&H fund, Mr. Merlone was the founder and owner of The Merlone Company, MHPM’s predecessor. Mr. Merlone’s primary responsibilities are to formulate and oversee the strategy, financial and operating affairs of MGP and the activities of MGM. Since 1993, Mr. Merlone has overseen twelve institutional limited partnerships with aggregate equity capital commitments of $4.3 billion which have acquired operating

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
properties across the western states with retail, multi-family and office components. Mr. Merlone graduated from UCLA in 1979, simultaneously earning an undergraduate degree in economics, summa cum laude, and a master’s degree in education; he was also elected to Phi Beta Kappa. Mr. Merlone is a member of the International Council of Shopping Centers and is a licensed real estate broker. Our board of directors has determined that Mr. Merlone’s qualifications to serve on our board of directors include his over 30 years of experience in the real estate industry and his experience operating a real estate investment firm.

Douglas M. Pasquale Age 62	Mr. Pasquale has served on our board of directors since February 2010. Mr. Pasquale is Founder and CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. With the acquisition of Nationwide Health Properties (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) on July 1, 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 1, 2011 to December 31, 2011. He was also appointed to the Ventas Board of Directors on July 1, 2011 and continues to serve on that Board. Prior to NHP’s acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July 2011, as President and Chief Executive Officer of NHP from April 2004 to July 2011, and Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and Chief Executive Officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. In addition to serving on the Ventas Board of Directors, Mr. Pasquale serves as a director of Alexander and Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered real estate and agribusiness company, Chairman of the Board of Directors of Sunstone Hotel Investors, Inc. (NYSE: SHO), a leading lodging REIT, and a director of DineEquity, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants. He is also a member of the Board of Trustees of ExplorOcean. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. in Accounting and his M.B.A. with highest honors from the University of Colorado. Our board of directors has determined that Mr. Pasquale’s qualifications to serve on our board of directors include his over 20 years of experience in the real estate industry and his experience as chairman, president and chief executive officer of a NYSE-listed REIT.

Dennis Polk Age 50	Mr. Polk has served on our board of directors since February 2010. Mr. Polk joined SYNNEX Corporation (NYSE: SNX) in 2002 as senior vice president of corporate finance and chief financial officer. In July 2006, he was promoted to his current position of chief operating officer and in 2012 was appointed a director. SYNNEX is a business process services company, including the distribution of information technology products, manufacturing and logistics services and business process outsourcing. Prior to SYNNEX, Mr. Polk held senior executive positions in finance and operations at DoveBid, Inc. and Savoir Technology Group. Prior to Savoir, Mr. Polk was an audit manager for Grant Thornton LLP. A graduate of Santa Clara

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
University, Mr. Polk received his bachelor’s degree in accounting and is an inactive Certified Public Accountant. Our board of directors has determined that Mr. Polk’s qualifications to serve on our board of directors include his current experience as a chief operating officer and his prior experience as a chief financial officer of a NYSE-listed company.

RECOMMENDATION – Our board of directors unanimously recommends a vote “FOR” each named nominee.

Vote Required – Majority Vote Standard for Election of Directors

Our bylaws provide that the vote standard for election of directors is a “majority vote of the votes cast” standard in uncontested elections of directors. This means that in an uncontested election, a nominee is elected as a director if he or she receives more “for” votes than the total number of “against” votes. In an election where the number of nominees is greater than the number of directors to be elected at the meeting, the nominees will be elected by a plurality of the votes cast in the election of directors.

Under our corporate governance guidelines, any director who fails to be elected by a majority vote is required to tender his or her resignation to our board of directors, subject to acceptance. The nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation or whether other action should be taken. Our board of directors will then act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our board’s decision.

EXECUTIVE OFFICERS

As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position
W. Blake Baird	56	Chairman and Chief Executive Officer
Michael A. Coke	49	President
Andrew T. Burke	40	Executive Vice President
Jaime J. Cannon	41	Executive Vice President and Chief Financial Officer
John T. Meyer	57	Executive Vice President

Mr. Baird and Mr. Coke also serve as directors. Their biographical information can be found in the section entitled “Proposal 1 – Election of Directors” of this proxy statement. The following is a biographical summary of the experience of Mr. Burke, Mr. Cannon and Mr. Meyer:

Andrew T. Burke Age 40	Mr. Burke joined Terreno’s predecessor company in 2008 and currently serves as Executive Vice President overseeing the Company’s operations in Northern New Jersey/New York City, Washington D.C./Baltimore, and Seattle. Prior to joining Terreno’s predecessor company in 2008, Mr. Burke was Vice President, Investment Officer and member of the Investment Committee of Perseus Realty Partners. At Perseus, Mr. Burke was responsible for originating and managing joint venture investments in the Eastern U.S. Prior to joining Perseus, Mr. Burke worked in the International Transaction Group at AMB Property Corporation, now Prologis, Inc.

(NYSE: PLD), where he helped open the company’s European operations and was a Transaction Officer for Europe. Before joining AMB, Mr. Burke served as an Analyst at Sun Microsystems’ Venture & Strategic Investments Group where he focused on M&A transactions and investing venture capital in technology companies. Mr. Burke began his real estate career in the Real Estate Private Equity Group at Fidelity Investments. Mr. Burke holds a BA from Duke University and is a member of NAIOP and ULI.

Jaime J. Cannon Age 41	Mr. Cannon currently serves as Executive Vice President and Chief Financial Officer of our Company and has overseen finance and accounting since 2010. From 2003 through 2010, Mr. Cannon worked at AMB Property Corporation, now Prologis, Inc. (NYSE: PLD), a leading global developer, owner and operator of industrial real estate, in various capacities, most recently as Vice President, Treasury. From 1997 to 2003, Mr. Cannon worked at Arthur Andersen and PricewaterhouseCoopers, most recently as an Audit Manager specializing in real estate companies. Mr. Cannon received a bachelor’s degree in Business Economics from the University of California at Santa Barbara and is a former California Certified Public Accountant.

John T. Meyer Age 57	Mr. Meyer joined the Company in 2010 and currently serves as Executive Vice President overseeing the Company’s operations in the San Francisco Bay Area, Los Angeles and Miami. From 1989 through 2009, Mr. Meyer worked at AMB Property Corporation, now Prologis, Inc. (NYSE: PLD) in various capacities, most recently as Senior Vice President, Director of Transactions, Southwest Region of North America. In this role, Mr. Meyer was responsible for the expansion of AMB’s portfolio in the Western United States through targeted acquisition and development of distribution and warehouse facilities. During his twenty-year tenure, he oversaw multiple areas of the company including Finance, Operations, Airport Facilities, and Customer Development. Mr. Meyer established AMB’s Airport Facilities Group which was responsible for the development and acquisition of on-airport facilities throughout the world. Mr. Meyer holds a BS degree in architecture from the University of Oklahoma.

PROPOSAL 2 – NON-BINDING, ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

General

As required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our board of directors is submitting for stockholder action the resolution set forth below to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution. At the 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our named executive officers on an annual basis. After taking into consideration this voting result and the prior recommendation of our board of directors in favor of an annual non-binding, advisory stockholder vote on the compensation of our named executive officers, the board of directors determined that it intends to hold non-binding advisory votes on the compensation of our named executive officers every year.

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as a whole as described in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis” in this proxy statement, our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for the year ended December 31, 2016.

Text of Resolution

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

RECOMMENDATION – Our board of directors unanimously recommends a vote FOR adoption of this resolution.

Vote Required; Effect of Vote

The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company, our board of directors or the compensation committee and may not be construed as overruling a decision by the Company, our board of directors or the compensation committee or to create or imply any change to the fiduciary duties of our board of directors. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.

However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3 – NON-BINDING, ADVISORY DETERMINATION OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

As required by Section 14A of the Exchange Act, our board of directors is also submitting for stockholder consideration a proposal to determine, on a non-binding, advisory basis, how frequently the Company will submit say-on-pay proposals to our stockholders in the future. Stockholders will be able to specify one of three alternative frequencies for the proposal on the proxy card: every year, every two years or every three years, or stockholders may mark “abstain”. In 2011, our stockholders voted, on a non-binding basis, for the submission of say-on-pay proposals to our stockholders every year.

Our board of directors believes that, of the three alternative frequencies, continuing to submit a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the compensation committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will continue to match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the compensation committee in its next annual decision-making process. Additionally, the administrative process of continuing to submit a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

Please mark on the proxy card your preferred frequency by choosing the option of every year, two years or three years or mark “abstain”.

RECOMMENDATION – Our board of directors unanimously recommends a vote to hold a say-on-pay vote every year. However, stockholders are not voting to approve or disapprove the recommendation of our board of directors. Unless otherwise instructed, proxies solicited by our board of directors will be voted in favor of including a say-on-pay vote every year.

Vote Required; Effect of Vote

In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. Because there are four choices (one year, two years, three years or abstain), it is possible that none of the three frequency choices will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three frequency alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

This proposal is a non-binding, advisory determination, and therefore will not have any binding legal effect on the Company or our board of directors and may not be construed as overruling a decision by the Company or our board of directors or to create or imply any change to the fiduciary duties of our board of directors. However, our board of directors does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO OUR BYLAWS TO PERMIT OUR STOCKHOLDERS TO AMEND OUR BYLAWS BY THE AFFIRMATIVE VOTE OF A MAJORITY OF VOTES CAST BY THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY

We are asking our stockholders to amend our bylaws to permit our bylaws to be amended by the affirmative vote of a majority of votes cast by the issued and outstanding shares of common stock of the Company (the “Bylaw Amendment”). Our current bylaws require approval of such an amendment.

Currently, as permitted by the Maryland General Corporate Law (the “MGCL”), our bylaws provide that, with the exception of provisions in our bylaws relating to the business combination and control share provisions of the MGCL, which provisions may not be amended without stockholder approval, the board of directors has the power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. In addition, our stockholders currently have the power to amend our bylaws with the exception of certain provisions relating to special meetings of stockholders and nominations and proposals by stockholders.

A copy of the proposed amendment to our bylaws, which has also been approved by our board of directors, is attached as Appendix A to this proxy statement and incorporated by reference into this proposal.

RECOMMENDATION – Our board of directors unanimously recommends a vote FOR the Bylaw Amendment to permit our stockholders to amend our bylaws by the affirmative vote of a majority of votes cast by the issued and outstanding shares of common stock of the Company.

Vote Required

The Bylaw Amendment must be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter at the annual meeting. Abstentions and broker non-votes will have the same effect as a vote against the Bylaw Amendment.

PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2017. Ratification of the appointment of our independent registered certified public accounting firm requires a majority of the votes cast on this proposal. Any votes not cast, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.

RECOMMENDATION: Our board of directors unanimously recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.

In choosing our independent registered certified public accounting firm, the audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established and any material issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on auditor independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accounting Firm

Aggregate fees for professional services rendered by Ernst & Young LLP, our independent certified registered public accounting firm, during the years ended December 31, 2016 and December 31, 2015 were as follows:

	2016	2015
Audit Fees	$1,196,700	$1,087,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,995	1,995
Total	$1,198,695	$1,088,995

Audit Fees

Audit fees for 2016 and 2015 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2016 and 2015, reviews of our interim consolidated financial statements, which were included in each of our quarterly reports on Form 10-Q during the years ended December 31, 2016 and 2015, comfort letters and property acquisition audits.

Audit-Related Fees

There were no fees billed for 2016 or 2015 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees.”

Tax Fees

There were no fees billed for 2016 or 2015 related to tax compliance, tax advice and tax planning services rendered by Ernst & Young LLP.

All Other Fees

All other fees set forth in the tables above for 2016 and 2015 represent fees and expenses for products and services that are not “Audit Fees”, “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered certified public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all audit and non-audit services provided to us by our principal accountant during the 2016 and 2015 fiscal years.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

In accordance with its written charter adopted by the board of directors, the audit committee’s role is to assist the board of directors in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the Company’s internal audit function. The audit committee currently consists of four members, each of whom is “independent” as that term is defined by the governance standards of the NYSE and the rules and regulations of the SEC.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of the Company’s employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the Company’s independent auditors included in their report on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the year ended December 31, 2016 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the year ended December 31, 2016 with our independent auditors and discussed with them all of the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and has discussed with our independent auditors their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent auditors’ independence.

Based on the review and discussions with management and the independent auditors, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016. The undersigned members of the audit committee have submitted this report to the Company.

Members of the Audit Committee

LeRoy E Carlson, Chair

Peter J. Merlone

Douglas M. Pasquale

Dennis Polk

COMPENSATION COMMITTEE REPORT

The undersigned members of the compensation committee of the board of directors of Terreno Realty Corporation submit this report in connection with our review of the Compensation Discussion and Analysis section of this proxy statement for the year ended December 31, 2016.

We have reviewed the Compensation Discussion and Analysis and have discussed it with management. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis section of this proxy statement be included in this proxy statement.

Members of the Compensation Committee

Peter J. Merlone, Chair

LeRoy E. Carlson

Douglas M. Pasquale

Dennis Polk

Risk Considerations in our Compensation Programs

The compensation committee has reviewed our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during 2016 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

Policy Concerning Hedging and Pledging Transactions

Our insider trading policy prohibits our officers, directors and employees from engaging in transactions of a speculative nature involving our securities. The policy prohibits short sales and other hedging transactions and also generally prohibits transactions involving derivative securities, such as options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our equity securities. The policy prohibits all of our directors and officers from margining our securities, holding our securities in a margin account or pledging our securities as collateral for a loan unless such pledge is pre-approved by our Audit Committee. There have been no such approvals of any pledges to date.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follows. It is also intended to provide both a review of our compensation policies and programs for 2016 and describe our compensation policies and programs with respect to our executive officers. Our goal is to provide a better understanding of our compensation practices and the decisions made concerning the compensation payable to our executive officers, consisting of our chairman and chief executive officer, Mr. Baird, our president, Mr. Coke, and our executive vice presidents, Mr. Burke, Mr. Cannon and Mr. Meyer, in the “Summary Compensation Table” below. These officers are referred to herein as the “named executive officers.”

The compensation committee of our board of directors designs and administers our executive compensation programs. All principal elements of compensation paid to our executive officers are subject to approval by the compensation committee. The Compensation Committee Report appears under the heading “Compensation Committee Report” in this proxy statement.

Objectives

The principal objectives of our executive compensation programs are to:

•	align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	motivate our executives to manage our business to meet our near, medium, and long-term objectives; and reward them for meeting these objectives and for exceptional performance;

•	assist in attracting and retaining talented and well-qualified executives;

•	be competitive with other industrial real estate investment trusts (specifically the members of the FTSE NAREIT Equity Industrial Index which are: Prologis, Inc., Duke Realty Corporation, Liberty Property Trust, DCT Industrial Trust, Inc., PS Business Parks Inc., EastGroup Properties, Inc., Monmouth Real Estate Investment Corporation, Rexford Industrial Realty, Inc., STAG Industrial, Inc. and First Industrial Realty Trust, Inc.); and

•	encourage and provide the opportunity for our executives to obtain meaningful ownership levels of our stock.

Management’s and Advisor’s Role in Compensation Decisions

The compensation committee evaluates the performance of our chairman and chief executive officer, president and our executive officers and determines their compensation based on this evaluation. Mr. Baird and Mr. Coke make recommendations to the compensation committee for equity awards and other compensation to other employees throughout the Company. The compensation committee can accept or reject these recommendations as it sees fit. Under its charter, the compensation committee has the authority to engage independent compensation consultants or other advisors. To date, we have not retained a compensation consultant.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation programs to include three principal elements – base salary, annual cash incentive bonus (for our executive vice presidents) and long-term equity incentives, in the form of stock awards, which are integrated into our compensation programs and are intended to achieve different objectives. For example, we believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives. We believe that annual cash incentive bonus payments can incentivize our executives to attain near term business objectives. We believe that long-term equity incentives align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases and encourage executives to achieve meaningful levels of ownership of our stock. We do not currently have an annual cash incentive bonus plan for Mr. Baird or Mr. Coke, but our executive vice presidents are eligible to receive an annual cash incentive bonus based upon their individual performances, as further described below.

Base Salaries. In order to attract and retain the most talented executives in our industry, we set the base salaries of executive officers at levels that are competitive with other companies engaged in the industrial real estate industry and of comparable size and scope that compete with us for executive talent. Base salaries are established in part based on the individual experience, skills and expected contributions during the coming year and the executive’s performance during the prior year.

Increases in base salary are left to the discretion of the compensation committee. Effective March 1, 2016, the compensation committee increased the base salaries of each of Mr. Baird and Mr. Coke to $765,000 and increased the base salaries of each of Mr. Burke, Mr. Cannon and Mr. Meyer to $300,000. Following a discussion, and based upon our named executive officers’ accomplishments in 2016 and the factors and objectives outlined in the previous paragraphs, effective February 16, 2017, the compensation committee increased the base salaries of each of Mr. Baird and Mr. Coke to $785,000 and increased the base salaries of each of Mr. Burke, Mr. Cannon and Mr. Meyer to $308,000.

Annual Cash Incentive Bonus. In order to more fully align compensation with long term shareholder value creation, we do not have, nor are we currently planning to adopt, an annual cash incentive bonus plan for Mr. Baird or Mr. Coke, although we reserve our right to do so in the future. Our executive vice presidents, Mr. Burke, Mr. Cannon and Mr. Meyer, are eligible to receive an annual cash incentive bonus primarily based upon the achievement of individual performance objectives, which for 2016 included capital deployment, operational targets, raising debt and equity capital in accordance with the Company’s annual business plan and long term strategic goals.

Long-Term Incentive Plan. In order to directly align the long-term incentive compensation of our executives with the achievement of enhanced value for our stockholders and to provide executives with the potential to earn equity awards subject to the long-term performance of our common stock, in 2010, the compensation committee adopted the Company’s Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Under our Long-Term Incentive Plan, our executives are granted a target award (generally set as a percentage of the executive’s base salary) measured in dollars, that may be payable in shares of our common stock after the conclusion of each pre-established performance measurement period. Generally, performance measurement periods under the Long-Term Incentive Plan run for three calendar years and begin on January 1 of each year. No dividends are paid to our executives related to these awards during the performance measurement periods.

The amount earned under our Long-Term Incentive Plan for any performance measurement period is determined by our success in attaining or exceeding performance goals linked to each of two metrics during the performance measurement period:

•	50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the MSCI U.S. REIT Index (RMS); and

•	50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the FTSE NAREIT Equity Industrial Index.

The two main performance goals were established to focus our named executive officers on generating superior total stockholder return over time. Our compensation committee believes that achievement of the “target” level of performance of the two main performance goals, i.e., exceeding the applicable indices, will require significant effort and substantial progress toward the goals of our strategic plan. If one of the performance goals is achieved at target level, each participating executive will receive an award equal to 50% of his target award attributable to such performance goal. Accordingly, if we achieve the target level for both performance goals, each participating executive will receive an award equal to 100% of his total target award for the performance period. If our performance is below the target level for a performance goal, then no payouts will be made with respect to such goal. To the extent that our performance exceeds either index by at least 100 basis points per year, each participating executive will receive an award equal to 150% of his target award and, if our performance exceeds both indices by at least 100 basis points per year, each participating executive will receive an award equal to 300% of his total target award. In the event that our total stockholder return is negative for any performance period, even if we have outperformed the applicable indices, any incentive compensation earned for that performance period will be reduced by 50%. Once we have determined the dollar value of the award earned for any performance period, such amount is converted to shares of our common stock based on the average closing price of our common stock for the ten business days immediately preceding the day the shares are issued.

Our compensation committee determined, based on the methodology above, that the awards previously granted to Mr. Baird and Mr. Coke for the performance period from January 1, 2013 to December 31, 2015 were earned at the maximum level and issued 66,337 shares of common stock on January 8, 2016 to each of Mr. Baird and Mr. Coke in connection with such awards. For the performance period from January 1, 2014 to December 31, 2016, our compensation committee determined, based on the methodology above, that the awards were earned at the maximum level and on January 6, 2017 issued 58,042 shares of common stock to each of Mr. Baird and Mr. Coke and 26,383 shares of common stock to each of Mr. Burke, Mr. Cannon and Mr. Meyer in connection with such awards.

Effective with the grant of the 2014 awards under the Long-Term Incentive Plan, our board of directors, upon the recommendation of our compensation committee, amended the Long-Term Incentive Plan. Under the amended Long-Term Incentive Plan, if total stockholder return for the performance measurement period exceeds the compound, annualized percentage return of one of the applicable indices for such period but the excess is less than 100 basis points per annum, the size of awards earned by participants with respect to such index will be determined by linear interpolation. By way of illustration only, if our total stockholder return is 50 basis points per annum in excess of the applicable index, participants will receive an award equal to 100% of the target award attributable to such index. The amended Long-Term Incentive Plan also provides that in the event that there is not a sufficient number of shares available under our equity incentive plan to settle awards, the awards will be settled in cash to the extent of such unavailability of shares.

Our compensation committee granted the following target awards to our executives under the Long-Term Incentive Plan in 2015, 2016 and 2017, respectively, for the following performance measurement periods:

	January 1, 2015 – December 31, 2017 Performance Measurement Period	January 1, 2016 – December 31, 2018 Performance Measurement Period	January 1, 2017 – December 31, 2019 Performance Measurement Period
W. Blake Baird	$750,000	$750,000	$765,000
Michael A. Coke	$750,000	$750,000	$765,000
Andrew T. Burke	$260,000	$260,000	$300,000
Jaime J. Cannon	$260,000	$260,000	$300,000
John T. Meyer	$260,000	$260,000	$300,000

Amended and Restated 2010 Equity Incentive Plan. We believe that providing our executives with equity incentives will create longer-term alignment with stockholders and further meet the Company’s objectives of building equity ownership and meaningful value for the Company’s executives. As such, our executives are eligible to receive grants of restricted stock under our Amended and Restated 2010 Equity Incentive Plan. At the completion of our initial public offering, each of Mr. Baird and Mr. Coke received a grant of 50,000 shares of restricted stock with a value of $1,000,000, based on the initial public offering price of $20.00 per share. These grants vested ratably in annual installments over a five-year period. On August 4, 2015, the compensation committee granted restricted stock awards in recognition of cumulative accomplishments and in order to help retain its key executives and align their long-term interests with those of our stockholders as follows: 125,000 shares of restricted common stock to each of Mr. Baird and Mr. Coke, and 12,500 shares of restricted common stock to each of Mr. Burke, Mr. Cannon and Mr. Meyer. These shares of restricted stock vest 100% on the fifth anniversary of the grant, subject to continued employment with the Company or its subsidiaries. No restricted common stock was granted to our executive officers in 2016.

Other Elements of Compensation

Retirement Benefits. We maintain a 401(k) retirement plan in which all employees are eligible to participate on the same terms. Under the 401(k) retirement plan, we make contributions of up to 3% of the participant’s annual compensation. Our contributions are 100% vested when made and are subject to applicable IRS limits and regulations.

Severance Agreements. In 2010, in connection with the completion of our initial public offering, we entered into severance agreements with Mr. Baird and Mr. Coke, which were amended in February 2014. In February 2014, we entered into a severance agreement with Mr. Burke, Mr. Cannon and Mr. Meyer. A summary of these severance agreements appears in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control.” These agreements provide for various payments and benefits to the executives if their employment with us is terminated in certain circumstances. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. These agreements are intended to ensure the ongoing commitment and continued attention and dedication of these executive officers to their assigned duties and to the best interest of our stockholders in the event of a change in control or other potential termination events.

Other Compensation Practices and Policies

Equity Award Grant Practices. The compensation committee generally makes annual equity awards to the named executive officers under the Long-Term Incentive Plan and to our non-executive employees under the Amended and Restated 2010 Equity Incentive Plan typically during the first quarter of each year. In 2016 and 2017, awards were made to our non-executive employees at the compensation committee’s regularly scheduled meetings in February. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information and is set during the prior calendar year.

The compensation committee may also make equity grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise. Generally, these grants are subject to performance or time vesting, and are issued on the date of compensation committee approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the Company.

Section 162(m). The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the chief executive officer and certain other highly compensated executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. While we endeavor to structure our compensation policies to qualify as performance-based under Section 162(m), we believe that, because we intend to maintain our qualification as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the compensation committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Non-Binding Advisory Vote on Executive Compensation. In determining executive compensation for 2016, the compensation committee also considered the results of the non-binding, advisory vote on the compensation of our named executive officers at our 2016 and 2015 annual meetings of stockholders. Approximately 75% and 99.8%, respectively, of the shares voted on the matter at our 2016 and 2015 annual meetings of stockholders were cast in support of our compensation decisions and policies. The compensation committee considered stockholder support reflected by this result and determined to use the same approach and philosophy in 2017 as we used in 2016 in determining executive compensation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2016, 2015 and 2014. For a more thorough discussion of our executive compensation programs, see “Compensation Discussion and Analysis” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)		All Other Compensation ($) (9)	Total ($)
W. Blake Baird, Chairman and Chief Executive Officer	2016 2015 2014	762,500 716,667 541,667	— — —	790,883 3,697,923 643,247	(3) (4) (5)	7,950 7,950 7,800	1,561,333 4,422,540 1,192,714
Michael A. Coke President	2016 2015 2014	762,500 716,667 541,667	— — —	790,883 3,697,923 643,247	(3) (4) (5)	7,950 7,950 7,800	1,561,333 4,422,540 1,192,714
Andrew T. Burke	2016	293,333	200,000	274,173	(6)	7,950	775,456
Executive Vice President (1)	2015	258,333	120,000	642,155	(7)	7,950	1,028,438
Jaime J. Cannon	2016	293,333	200,000	274,173	(6)	7,950	775,456
Executive Vice President and Chief Financial Officer	2015 2014	258,333 245,000	140,000 160,000	642,155 512,394	(7) (8)	7,950 7,800	1,048,438 925,194
John T. Meyer	2016	293,333	200,000	274,173	(6)	7,950	775,456
Executive Vice President (1)	2015	258,333	140,000	642,155	(7)	7,950	1,048,438

(1)	Mr. Burke and Mr. Meyer were each appointed Executive Vice President effective August 4, 2015.
(2)	We do not have, nor are we currently planning to adopt, an annual cash incentive bonus plan for Mr. Baird and Mr. Coke although we reserve our right to do so in the future. For Mr. Burke, Mr. Cannon and Mr. Meyer, the amounts reported reflect annual cash incentive bonuses paid in 2017 and 2016 for performance in 2016 and 2015, respectively. For Mr. Cannon, the amounts reported also reflect an annual cash incentive bonus paid in 2014 for performance in 2013. For a further discussion of the annual cash incentive bonuses with respect to Mr. Burke, Mr. Cannon and Mr. Meyer, see “Annual Cash Incentive Bonus” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.
(3)	Represents a target award granted by our compensation committee in 2016 under our Long-Term Incentive Plan for the performance period from January 1, 2016 to December 31, 2018 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $790,883 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2016 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2016 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The target potential future payout for the performance measurement period is $750,000 and the maximum potential future payout for the performance measurement period for each executive is $2,250,000. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.
(4)

Includes a target award granted by our compensation committee in 2015 under our Long-Term Incentive Plan for the performance period from January 1, 2015 to December 31, 2017 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $1,104,173 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2015 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2015 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The target potential future payout for the performance measurement period is $750,000 and the maximum potential future payout for the performance measurement period for each executive is $2,250,000. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period.

Also includes an award of 125,000 shares of restricted stock granted to each of Mr. Baird and Mr. Coke on August 4, 2015 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $2,593,750, excluding the effect of estimated forfeitures. These shares of restricted stock vest 100% on the fifth anniversary of the grant date, subject to continued employment with the Company or its subsidiaries. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2015 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(5)	Represents a target award granted by our compensation committee in 2014 under our Long-Term Incentive Plan for the performance period from January 1, 2014 to December 31, 2016. The amount reflects the grant date fair value computed in accordance with FASB ASC Topic 718 of $643,247 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2014 fiscal year for a discussion of the relevant assumptions used in calculating the value. The amount reflected was not actually received by the executive in 2014 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The target potential future payout for the performance measurement period is $550,000 and the maximum potential future payout for the performance measurement period for each executive is $1,650,000. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. In January 2017, our compensation committee determined that the award to each of Mr. Baird and Mr. Coke was earned at the maximum level and issued 58,042 shares of common stock on January 6, 2017 to each of Mr. Baird and Mr. Coke in connection with each such award.
(6)	Represents a target award granted by our compensation committee in 2016 under our Long-Term Incentive Plan for the performance period from January 1, 2016 to December 31, 2018 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $274,173 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2016 fiscal year for a discussion of the relevant assumptions used in calculating the value. Such amount was not actually received by the executive in 2016 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The target potential future payout for the performance measurement period for each executive is $260,000 and the maximum potential future payout for the performance measurement period for each executive is $780,000. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.
(7)

Includes a target award granted by our compensation committee in 2015 under our Long-Term Incentive Plan for the performance period from January 1, 2015 to December 31, 2017 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $382,780 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2015 fiscal year for a discussion of the relevant assumptions used in calculating the value. Such amount was not actually received by the executive in 2015 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The target potential future payout for the performance measurement period for each executive is $260,000 and the maximum potential future payout for the performance measurement period for each executive is $780,000. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period.

Also includes an award of 12,500 shares of restricted stock granted to each of Mr. Burke, Mr. Cannon and Mr. Meyer on August 4, 2015 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $259,375, excluding the effect of estimated forfeitures. These shares of restricted stock vest 100% on the fifth anniversary of the grant date, subject to continued employment with the Company or its subsidiaries. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized. Refer to notes 2 and 10 to our consolidated financial statements in our annual report on Form 10-K for the 2015 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Outstanding Equity Awards at Fiscal Year End” table below.

(8)	Includes a target award granted by our compensation committee in 2014 under our Long-Term Incentive Plan for the performance period from January 1, 2014 to December 31, 2016 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $292,385 determined based on the probable outcome of the award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2014 fiscal year for a discussion of the relevant assumptions used in calculating the value. Such amount was not actually received by the executive in 2014 and does not necessarily represent the amount that will actually be realized by the executive under the Long-Term Incentive Plan award. The amount actually earned under the Long-Term Incentive Plan award, if any, will not be earned until the end of the performance measurement period. The target potential future payout for the performance measurement period is $250,000 and the maximum potential future payout for the performance measurement period for each executive is $750,000. Any amount earned by the executive pursuant to the award will be paid in shares of our common stock after the end of the performance period. In January 2017, our compensation committee determined that the award to each of Mr. Burke, Mr. Cannon and Mr. Meyer was earned at the maximum level and issued 26,383 shares of common stock on January 6, 2017 to each of Mr. Burke, Mr. Cannon and Mr. Meyer in connection with each such award

Also includes an award of 11,970 shares of restricted stock granted to Mr. Cannon on February 18, 2014 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $220,009, excluding the effect of estimated forfeitures. This amount reflects the grant date fair value and may not correspond to the actual value that will be recognized by Mr. Cannon. Refer to notes 2 and 11 to our consolidated financial statements in our annual report on Form 10-K for the 2014 fiscal year for a discussion of the relevant assumptions used in calculating the value. For a further description of the award, see the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards at Fiscal Year End” table below.

(9)	Represents the amount of our contributions to the executive’s 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
		Target ($)	Maximum ($)
W. Blake Baird	1/8/2016	$750,000	$2,250,000	—	$790,883(2)
Michael A. Coke	1/8/2016	$750,000	$2,250,000	—	$790,883(2)
Andrew T. Burke	1/8/2016	$260,000	$780,000	—	$274,173(3)
Jaime J. Cannon	1/8/2016	$260,000	$780,000	—	$274,173(3)
John T. Meyer	1/8/2016	$260,000	$780,000	—	$274,173(3)

(1)	Amounts presented represent potential future payouts under Long-Term Incentive Plan awards granted by our compensation committee in 2016 for the performance measurement period from January 1, 2016 to December 31, 2018. The size of the actual awards, if any, will depend on our achievement of specified performance metrics during and through the end of the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2019. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see footnotes 3 and 6 to the “Summary Compensation Table” above and “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.
(2)	Represents a grant date fair value of $790,883, computed in accordance with FASB ASC Topic 718, based on the probable outcome of the award granted by our compensation committee in 2016 under our Long-Term Incentive Plan for the performance period from January 1, 2016 to December 31, 2018. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2016 fiscal year for a discussion of the relevant assumptions used in calculating the value. Refer also to footnote 3 to the “Summary Compensation Table” above.
(3)	Represents a grant date fair value of $274,173, computed in accordance with FASB ASC Topic 718, based on the probable outcome of the award granted by our compensation committee in 2016 under our Long-Term Incentive Plan for the performance period from January 1, 2016 to December 31, 2018. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2016 fiscal year for a discussion of the relevant assumptions used in calculating the value. Refer also to footnote 6 to the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Stock Awards
	Number of Shares that Have Not Vested (#)		Market Value of Shares that Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares or Other Rights That Have Not Vested ($)
W. Blake Baird	125,000	(1)	2,827,500	58,042	(7)	1,650,000	(7)
				26,325	(9)	750,000	(10)
				26,325	(11)	750,000	(10)
Michael A. Coke	125,000	(1)	2,827,500	58,042	(7)	1,650,000	(7)
				26,325	(9)	750,000	(10)
				26,325	(11)	750,000	(10)
Andrew T. Burke	2,324	(2)	66,211	—		—
	4,684	(3)	133,447	—		—
	7,182	(4)	204,615	26,383	(8)	750,000	(8)
	12,500	(5)	356,125	9,126	(9)	260,000	(10)
				9,126	(11)	260,000	(10)
Jaime J. Cannon	2,324	(2)	66,211	—		—
	4,684	(3)	133,447	—		—
	7,182	(4)	204,615	26,383	(8)	750,000	(8)
	12,500	(5)	356,125	9,126	(9)	260,000	(10)
				9,126	(11)	260,000	(10)
John T. Meyer	2,324	(2)	66,211	—		—
	4,684	(3)	133,447	—		—
	7,182	(4)	204,615	26,383	(8)	750,000	(8)
	12,500	(5)	356,125	9,126 9,126	(9) (11)	260,000 260,000	(10) (10)

(1)	Represents unvested shares of restricted common stock that were issued to Mr. Baird and Mr. Coke, respectively, on August 4, 2015. On such date, Mr. Baird and Mr. Coke were each granted 125,000 shares of restricted common stock, which vest 100% on the fifth anniversary of the grant date, subject to continued employment with the Company or its subsidiaries.
(2)	Represents shares of unvested restricted common stock that were issued on February 22, 2012, which vest ratably in equal installments over a five-year period with the first vesting date having occurred on February 16, 2013.
(3)	Represents shares of unvested restricted common stock that were issued on February 19, 2013, which vest ratably in equal installments over a five-year period with the first vesting date having occurred on February 16, 2014.
(4)	Represents shares of unvested restricted common stock that were issued on February 18, 2014, which vest ratably in equal installments over a five-year period with the first vesting date having occurred on February 16, 2015.
(5)	Represents shares of unvested restricted common stock that were issued on August 4, 2015, which vest 100% on the fifth anniversary of the grant date, subject to continued employment with the Company or its subsidiaries.
(6)	The dollar amounts indicated under the “Market Value of Shares That Have Not Vested” column represent the fair value of the unvested shares of restricted common stock, calculated based on the closing price per share of our common stock on the last trading day of 2016 of $28.49.

(7)	Subsequent to December 31, 2016, the compensation committee determined that each executive earned an award of approximately $1,650,000 under the Long-Term Incentive Plan with respect to the performance period that ended on December 31, 2016, and each of Mr. Baird and Mr. Coke was issued 58,042 shares of common stock in connection with the award.
(8)	Subsequent to December 31, 2016, the compensation committee determined that each executive earned an award of approximately $750,000 under the Long-Term Incentive Plan with respect to the performance period that ended on December 31, 2016, and each of Mr. Burke, Mr. Cannon and Mr. Meyer was issued 26,383 shares of common stock in connection with the award.
(9)	Represents the number of shares that would be paid to the executive under our Long-Term Incentive Plan for the performance measurement period ending on December 31, 2017, assuming the target performance measurements have been met at the end of such performance measurement period. The size of the actual award, if any, will depend on our achievement of specified performance metrics during and through the end of such performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2018. For purposes of this table, the estimated dollar amount of the target award has been converted to a number of shares of common stock based on the fair market value of our common stock on the last trading day of 2016. No actual shares have been issued to date pursuant to this award. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.
(10)	The dollar amount indicated is the estimated dollar value of the applicable target Long-Term Incentive Plan award described in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column and the related footnotes. No actual shares have been issued to date pursuant to such awards.
(11)	Represents the number of shares that would be paid to the executive under our Long-Term Incentive Plan for the performance measurement period ending on December 31, 2018, assuming the target performance measurements have been met at the end of such performance measurement period. The size of the actual award, if any, will depend on our achievement of specified performance metrics during and through the end of such performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2019. For purposes of this table, the estimated dollar amount of the target award has been converted to a number of shares of common stock based on the fair market value of our common stock on the last trading day of 2016. No actual shares have been issued to date pursuant to this award.

STOCK VESTED TABLE

The following table sets forth the number of shares of common stock that vested and the aggregate dollar value realized as a result of the vesting of restricted stock during fiscal 2016 with respect to our named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
W. Blake Baird	—	$—
Michael A. Coke	—	$—
Andrew T. Burke	8,743	$185,089
Jaime J. Cannon	8,463	$179,162
John T. Meyer	8,743	$185,089

(1)	The value realized upon vesting was determined by multiplying the number of shares that vested by the price per share of our common stock at the time of vesting.

PAYMENTS UPON TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

Severance agreements that we have entered into with our named executive officers require us to make certain payments and provide certain benefits to them in the event of a termination of their employment under certain circumstances, including following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements.

Severance Agreements. We entered into severance agreements with Mr. Baird and Mr. Coke upon the completion of our initial public offering in 2010, which were amended effective February 18, 2014. Under the amended severance agreements, in the event that we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be entitled to receive, subject to the executive’s execution of a general release of claims, a cash severance payment that is equal to the sum of (i) the executive’s then-current annual base salary and (ii) the amount of the target value for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination. If such termination occurs within 12 months following a change in control of the Company, the cash severance payment that the executive will be entitled to receive is equal to two times the sum of (i) the executive’s then-current annual base salary and (ii) the greater of the target value or the calculated value as of the date upon which a change in control (as defined in the amended severance agreements) occurred for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that had not ended as of the change in control, with the change in control date being deemed the last day of the performance measurement period. In the case of such a change in control, the calculated value of each such outstanding award under the Long-Term Incentive Plan will be determined, if applicable, using a closing stock price (as defined under the Long-Term Incentive Plan) that is equal to the fair market value, as determined by the Compensation Committee of the Board of Directors, of the total consideration paid or payable in the transaction resulting in the change in control for one share of our common stock. In addition, in the event that we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be eligible to continue to participate, subject to his copayment of premium amounts at the active employees’ rate, in the Company’s group health, dental and vision programs for a period of 18 months following termination.

Under the terms of the amended severance agreements with Mr. Baird and Mr. Coke, in the event either Mr. Baird’s or Mr. Coke’s employment is terminated on account of his death or disability, he is entitled to receive (or his estate in the case of death) a cash payment equal to the sum of the target value of each of his outstanding awards under the Company’s Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination, subject to the executive’s execution of a general release of claims in the case of disability.

Effective February 18, 2014, we entered into a severance agreement with each of Mr. Burke, Mr. Cannon and Mr. Meyer that provides that, in the event that we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be entitled to receive, subject to the executive’s execution of a general release of claims, a cash severance payment that is equal to the sum of (i) the executive’s then-current annual base salary and (ii) the amount of the target value for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination. If such termination occurs within 12 months following a change in control of the Company, the cash severance payment that the executive will be entitled to receive is equal to the sum of (i) the executive’s then-current annual base salary and (ii) the greater of the target value or the calculated value as of the date upon which a change in control (as defined in the severance agreement) occurred for each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that had not ended as of the change in control, with the change in control date being deemed the last day of the performance measurement period. In the case of such a change in control, the calculated value of each such outstanding award under the Long-Term Incentive Plan will be determined, if applicable, using a closing stock price (as defined under the Long-Term Incentive Plan) that is equal to the fair market value, as determined by the Compensation Committee of the Board of Directors, of the total consideration paid or payable in the transaction resulting in the change in control for one share of our common stock. In addition, in the event that we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be eligible to continue to participate, subject to his copayment of premium amounts at the active employees’ rate, in the Company’s group health, dental and vision programs for a period of 18 months following termination.

Under the terms of the severance agreement with Mr. Burke, Mr. Cannon and Mr. Meyer, if the executive’s employment is terminated on account of his death or disability, the cash severance payment he is entitled to receive is equal to the sum of the target value of each of his outstanding awards under the Long-Term Incentive Plan with a performance measurement period that has not ended as of the executive’s date of termination, subject to the executive’s execution of a general release of claims in the case of disability.

In addition, under the terms of the severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer, in the event that the executive’s employment is terminated under the scenarios above, all of his time-based restricted stock will fully vest. No payments will be made to compensate Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon or Mr. Meyer for additional taxes, if any, imposed under Section 4999 of the Code for receipt of excess parachute payments.

In addition, under the scenarios above, Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer are entitled to receive any earned but unpaid base salary and any earned but unpaid incentive compensation (if any). The severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer provide that during the term of the executive’s employment and for 12 months after the termination of his employment for any reason, the executive has agreed not to solicit our employees to leave their employment with us or to solicit any customer or supplier to terminate or otherwise modify adversely its business relationship with us.

The following table sets forth the amounts that would have been paid to our named executive officers (i) upon death or disability; (ii) in the event of a termination by us without cause or by the executive for good reason other than in connection with a change in control; and (iii) in the event of a termination by us without cause or by the executive for good reason within 12 months after a change in control; in each case, occurring as of December 31, 2016.

Cost of Termination Under Severance Agreements

As of December 31, 2016

Name	Cash Severance ($)	Continued Medical Benefits ($)	Accelerated Vesting of Restricted Stock ($) (8)	Long-Term Incentive Plan Cash Payment ($)	Total Payments ($)

W. Blake Baird
Termination upon Death or Disability (1)	— (6)	—	3,561,250	2,050,000(6)	5,611,250
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	765,000(7)	40,701	3,561,250	2,050,000(7)	6,416,951
Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control (4)	1,530,000(4)	40,701	3,561,250	10,050,000(4)	15,181,951	(4)

Michael A. Coke
Termination upon Death or Disability (1)	— (6)	—	3,561,250	2,050,000(6)	5,611,250
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	765,000(7)	59,171	3,561,250	2,050,000(7)	6,435,421
Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control (4)	1,530,000(4)	59,171	3,561,250	10,050,000(4)	15,200,421	(4)

Andrew T. Burke
Termination upon Death or Disability (1)	200,000(6)	—	961,538	770,000(6)	1,931,538
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	500,000(7)	59,171	961,538	770,000(7)	2,290,709
Termination by Company Without Cause or by Executive with Good Reason following a Change in Control (5)	500,000(5)	59,171	961,538	1,920,000(5)	3,440,709	(5)

Jaime J. Cannon
Termination upon Death or Disability (1)	200,000(6)	—	961,538	770,000(6)	1,931,538
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	500,000(7)	59,171	961,538	770,000(7)	2,290,709
Termination by Company Without Cause or by Executive with Good Reason following a Change in Control (5)	500,000(5)	59,171	961,538	1,920,000(5)	3,440,709	(5)

John T. Meyer
Termination upon Death or Disability (1)	200,000(6)	—	961,538	770,000(6)	1,931,538
Termination by Company Without Cause or by Executive with Good Reason (2)(3)	500,000(7)	59,171	961,538	770,000(7)	2,290,709
Termination by Company Without Cause or by Executive with Good Reason following a Change in Control (5)	500,000(5)	59,171	961,538	1,920,000(5)	3,440,709	(5)

(1)	Under our severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer, we may terminate the executive’s employment in the event that the executive is disabled and unable to perform the essential functions of his employment with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

(2)	Under our severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer, we may terminate the executive’s employment at any time without cause. Cause means: (i) conduct by the executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of our subsidiaries or affiliates other than the occasional customary de minimis use of Company property for personal purposes; (ii) the commission by the executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the executive that would reasonably be expected to result in material injury or reputational harm to us if he were retained in his position; (iii) continued non-performance by the executive of his duties (other than by reason of the executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from our board of directors; (iv) a breach by the executive of any of his confidentiality or non-solicitation obligations under his severance agreement; (v) a material violation by the executive of our written employment policies, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(3)	Under our severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer, the executive may terminate his employment with good reason. Good reason means that the executive has complied with the good reason process following the occurrence of any of the following events: (i) a material diminution in the executive’s responsibilities, authority or duties; (ii) a material diminution in the executive’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the executive provides services to the Company; or (iv) our material breach of the severance agreement. Good reason process means that (i) the executive reasonably determines in good faith that a good reason condition has occurred; (ii) the executive notifies us in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition; (iii) the executive cooperates in good faith with our efforts, for a cure period not less than 30 days following such notice, to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) the executive terminates his employment within 60 days after the end of the cure period. If we cure the good reason condition during the cure period, good reason will not be deemed to have occurred.
(4)	Under our severance agreements with Mr. Baird and Mr. Coke, if we terminated the executive’s employment without cause or the executive terminated his employment with us with good reason as described in footnotes 2 and 3 above and such termination occurred within 12 months after a change in control, the cash severance amount would have been equal to any earned but unpaid incentive compensation (if any) plus two times the sum of the executive’s then-current annual base salary plus the greater of the target value or the calculated value of each outstanding award under our Long-Term Incentive Plan. The cash severance amount with respect to each outstanding award was determined using the calculated value as of December 31, 2016. The sum of the target values of the outstanding awards as of December 31, 2016 for each of Mr. Baird and Mr. Coke was approximately $2.1 million. If the cash severance with respect to each such award was paid at the target value instead of the calculated value as of December 31, 2016, the total cash severance for each executive would be approximately $9.2 million instead of the approximately $15.2 million amount reflected in the “Total Payments” column.
(5)

Under our severance agreements with Mr. Burke, Mr. Cannon and Mr. Meyer, if we terminated the executive’s employment without cause or the executive terminated his employment with us with good reason as described in footnotes 2 and 3 above and such termination occurred within 12 months after a change in control, the cash severance amount would have been equal to any earned but unpaid incentive compensation (if any) plus one times the sum of the executive’s then-current annual base salary plus the greater of the target value or the calculated value of each outstanding award under our Long-Term Incentive Plan. The cash severance amount with respect to each outstanding award was determined using the calculated value as of December 31, 2016. The sum of the target values of the outstanding awards as of December 31, 2016 for each of Mr. Burke, Mr. Cannon and Mr. Meyer was approximately $0.8 million. If the cash severance with respect to each such award was paid at the target value instead of the calculated value as of December 31, 2015, the total cash severance for each executive would be approximately $2.2 million instead of the approximately $3.4 million amount reflected in the “Total Payments” column.
(6)	Under our severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon and Mr. Meyer, if the executive’s employment was terminated upon his death or disability as described in footnote 1, the executive, or his estate, as the case may be, would have been entitled to receive any earned but unpaid incentive compensation (if any) plus the target dollar value of each of his outstanding awards under our Long-Term Incentive Plan.
(7)	Under our severance agreements with Mr. Baird, Mr. Coke, Mr. Burke, Mr. Cannon, and Mr. Meyer, if we terminated the executive’s employment without cause or the executive terminated his employment with us with good reason as described in footnotes 2 and 3 above, the executive would have been entitled to receive a cash severance payment equal to any earned but unpaid incentive compensation (if any) plus one times the executive’s then-current annual base salary plus the target dollar value of each of his outstanding awards under our Long-Term Incentive Plan.
(8)	Represents the value of the acceleration of the executive’s unvested shares of restricted stock owned by the executive as of December 31, 2016, calculated by multiplying the number of unvested shares by $28.49, the closing market price of our common stock on the NYSE on December 31, 2016.

DIRECTOR COMPENSATION

Our board of directors has approved a compensation program for our independent directors in the form of cash and equity awards.

We pay the following fees to our independent directors, which are payable quarterly in cash:

•	our lead director will be paid an annual fee of $25,000;

•	the chair of the audit committee will be paid an annual fee of $25,000;

•	the chair of the compensation committee will be paid an annual fee of $25,000; and

•	the chair of the nominating and corporate governance committee will be paid an annual fee of $25,000.

We also pay independent directors cash fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended, and $500 for each telephonic meeting attended. In addition, we reimburse our directors for reasonable out-of-pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at board and committee meetings. We also reimburse our directors for approved director education programs. Our directors do not receive any perquisites or above-market nonqualified deferred compensation plan earnings.

In connection with each annual meeting of stockholders commencing in 2011, each of our independent directors received approximately $75,000 in the form of unrestricted common stock. Beginning in May 2015, the annual equity grant to each of our independent directors increased to approximately $85,000 in the form of unrestricted common stock.

The following table summarizes the compensation of our non-employee directors in 2016. Mr. Baird and Mr. Coke receive no compensation for their service as directors, and the compensation received by Mr. Baird and Mr. Coke as employees during 2016 is presented in the “Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards($) (1) (2)	Total($)
LeRoy E. Carlson	37,500	85,008	112,508
Peter J. Merlone	37,500	85,008	112,508
Douglas M. Pasquale	37,500	85,008	112,508
Dennis Polk	37,500	85,008	112,508

(1)	Amounts reflect the grant date fair value of the unrestricted stock awards granted to our non-employee directors in 2016 computed in accordance with FASB ASC Topic 718.
(2)	None of our non-employee directors held unvested equity awards as of December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding our Amended and Restated 2010 Equity Incentive Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:	—	(1)(2)	N/A	801,951
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total		(1)(2)	N/A	801,951

(1)	The Amended and Restated 2010 Plan does not provide for options, warrants or rights.
(2)	Does not include 395,281 shares of unvested restricted stock as of December 31, 2016, as such shares have been reflected in our total shares outstanding.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the year ended December 31, 2016.

CERTAIN TRANSACTIONS

Related Person Transaction Approval Policy

All related person transactions must be reviewed and approved by our board of directors in advance of our or any of our subsidiaries entering into the transaction. If we or any of our subsidiaries enters into a transaction without recognizing that the transaction constitutes a related person transaction, this approval requirement will be satisfied if the transaction is ratified by our board of directors after we recognize that the transaction constituted a related person transaction. The term “related person transaction” refers to a transaction required to be disclosed by the Company pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. There have been no such related person transactions since January 1, 2016.

In addition to any applicable requirements under the Maryland General Corporation Law, the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, is required to authorize, approve or ratify any transaction, agreement or relationship of the Company in which any director, officer or employee of the Company has an interest.

SECURITY OWNERSHIP

The table below sets forth, as of March 1, 2017, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Terreno Realty Corporation, 101 Montgomery Street, Suite 200, San Francisco, CA 94104.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC. Percentage ownership in the following table is based on 47,895,064 shares of common stock outstanding as of the close of business on February 24, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to the securities.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares Beneficially Owned (2)
W. Blake Baird (3)	588,948	1.2%
Michael A. Coke (3)	374,929	0.8%
John T. Meyer (4)	65,336	0.1%
Andrew T. Burke (5)	64,325	0.1%
Jaime J. Cannon (6)	64,134	0.1%
Douglas M. Pasquale	89,680	0.2%
Peter J. Merlone	87,076	0.2%
Leroy E. Carlson	45,696	0.1%
Dennis Polk	39,196	0.1%
All directors and executive officers as a group (9 persons)	1,419,320	3.0%
FMR LLC (7)	6,148,473	12.8%
T. Rowe Price Associates, Inc. (8)	5,589,344	11.7%
The Vanguard Group (9)	5,419,136	11.3%
BlackRock, Inc. (10)	3,886,797	8.1%
Vanguard Specialized Funds – Vanguard REIT Index Fund (11)	3,498,960	7.3%
Goldman Sachs Asset Management (12)	2,838,645	5.9%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	Based on a total of 47,895,064 shares of common stock outstanding as of February 24, 2017.
(3)	Includes 125,000 shares of restricted common stock granted to each of Mr. Baird and Mr. Coke that are subject to vesting.
(4)	Includes 19,630 shares of restricted common stock granted to Mr. Meyer that are subject to vesting.
(5)	Includes 19,630 shares of restricted common stock granted to Mr. Burke that are subject to vesting.
(6)	Includes 19,630 shares of restricted common stock granted to Mr. Cannon that are subject to vesting.

(7)	Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 14, 2017. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210. The Schedule 13G/A states that each of FMR LLC and Abigail P. Johnson has sole dispositive power with respect to all of such shares. The Schedule 13G/A also states that FMR, LLC has sole voting power with respect to 2,781,437 of such shares. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 24, 2017.
(8)	Based solely on information contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price Real Estate Fund, Inc. with the SEC on February 7, 2017. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Real Estate Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The Schedule 13G/A states that T. Rowe Price Associates, Inc. has sole voting power with respect to 580,270 of such shares and sole dispositive power with respect to all of such shares and that T. Rowe Price Real Estate Fund, Inc. has sole voting power with respect to 2,362,500. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 24, 2017.
(9)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A states that The Vanguard Group has sole voting power with respect to 119,923 of such shares, shared voting power with respect to 51,926 of such shares, sole dispositive power with respect to 5,306,853 of such shares and shared dispositive power with respect to 112,283 of such shares. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 24, 2017.
(10)	Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 3,676,093 of such shares and sole dispositive power with respect to all of such shares. The percentage beneficial ownership has been adjusted to reflect actual shares of common stock outstanding as of the close of business on February 24, 2017.
(11)	Based solely on information contained in a Schedule 13G filed by Vanguard Specialized Funds –Vanguard REIT Index Fund with the SEC on February 14, 2017. The address of Vanguard Specialized Funds –Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G states that Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power with respect to all of such shares and sole dispositive power with respect to none of such shares. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 24, 2017.
(12)	Based solely on information contained in a Schedule 13G/A filed by Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC (“Goldman Sachs Asset Management”), with the SEC on February 14, 2017. The address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282. The Schedule 13G/A states that Goldman Sachs Asset Management has shared voting power with respect to 2,671,337 of such shares and shared dispositive power with respect to all of such shares. The percentage beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 24, 2017.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice accompanied by the information and other materials specified in our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2018 annual meeting of stockholders, but not included in our proxy statement, generally must be received by our corporate secretary after October 18, 2017 and prior to 5:00 p.m., Eastern Time, the close of business, on November 17 2017. If the 2017 annual meeting of stockholders is scheduled to take place before April 2, 2018 or after June 1, 2018, then notice must be delivered no earlier than the 150th day prior to the 2018 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2018 annual meeting of stockholders is first made by the Company. If the number of directors to be elected at the 2018 annual meeting of stockholders is increased, and there is no public announcement of such increase before November 7, 2017, then notice of nominees for any new positions created by such increase must be delivered not later than 5:00 p.m., Eastern Time, the close of business, on the later of November 7, 2017 and the tenth day after the day on which public announcement of such increase is first made by the Company.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2018 annual meeting of stockholders, or for presentation at such meeting, is November 17, 2017. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8. Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2018 annual meeting.

Stockholder proposals or nominations should be mailed to the attention of our corporate secretary, and copies of the advance notification requirements may be obtained from, our corporate secretary at 101 Montgomery Street, Suite 200, San Francisco, CA 94104. A copy of our bylaws may be obtained from our corporate secretary by written request to the same address.

2016 ANNUAL REPORT

Copies of our 2016 Annual Report, financial statements and Form 10-K for the year ended December 31, 2016, as filed with the SEC, may be obtained without charge by contacting Terreno Realty Corporation – Investor Relations, 101 Montgomery Street, Suite 200, San Francisco, CA 94104.

OTHER MATTERS

Our board of directors knows of no other matters that may properly be presented for stockholder action at the 2017 annual meeting of stockholders, other than procedural matters relating to the proposals disclosed in this proxy statement. If any other matters are properly presented at the meeting for action, the persons named in the proxies will vote upon such matters in accordance with their discretion.

Appendix A – Proposed Amendment to Bylaws

If Proposal 4 is approved by the stockholders, Article XIII of Terreno Realty Corporation’s Amended and Restated Bylaws would be amended as set forth below. Proposed additions are indicated by underline and proposed deletions are indicated by strike-through.

These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors or by the affirmative vote of a majority of ~~all~~the votes ~~entitled to be~~ cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation~~, provided, however, that the Board of Directors shall have the exclusive power to alter, amend or repeal Sections 2.03 and 2.11 of Article II of these Bylaws~~. Notwithstanding anything to the contrary herein, this Article XIII ~~of these Bylaws may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock of the Corporation,~~ and Sections 2.12 and 2.13 of Article II of these Bylaws may not be altered, amended or repealed except by the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation.

A-1

TERRENO REALTY CORPORATION 101 MONTGOMERY STREET, SUITE 200 SAN FRANCISCO, CA 94104

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K

CONTROL #

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees For Against Abstain

1A W. Blake Baird 0 0 0

1B Michael A. Coke 0 0 0

1C LeRoy E. Carlson 0 0 0

1D Peter J. Merlone 0 0 0

1E Douglas M. Pasquale 0 0 0

1F Dennis Polk 0 0 0

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2. Adoption of a resolution to approve, on a 0 0 0 non-binding advisory basis, the compensation of certain executives, as more fully described in the proxy statement.

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

3. Determination on a non-binding, advisory 0 0 0 0 basis, of the frequency of future non-binding, advisory votes on executive compensation.

The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain

4. Approval of an amendment of the bylaws to 0 0 0 permit stockholders to amend the bylaws by the affirmative vote of a majority of votes cast by the issued and outstanding shares of common stock of the company.

5. Ratification of the appointment of Ernst & 0 0 0 Young LLP as our independent registered certified public accounting firm for the 2017 fiscal year.

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

JOB #

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SHARES CUSIP # SEQUENCE #

0000314419_1 R1.0.1.15

0 2 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2016 Annual Report, including Form 10-K are available at www.proxyvote.com

TERRENO REALTY CORPORATION Proxy for 2017 Annual Meeting of Stockholders May 2, 2017 8:00 AM, Pacific Time

Proxy Solicited by the Board of Directors of Terreno Realty Corporation for the 2017 Annual Meeting of Stockholders to be held on May 2, 2017

The undersigned stockholder of Terreno Realty Corporation, a Maryland corporation, signing on the reverse side of this proxy card, hereby appoints W. Blake Baird and Michael A. Coke, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to attend the 2017 Annual Meeting of Stockholders to be held at the corporate headquarters of Terreno Realty Corporation, 101 Montgomery Street, Suite 200, San Francisco, CA 94104 on Tuesday, May 2, 2017 at 8:00 a.m., local time, and at any adjournments or postponements of the meeting, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at such meeting with all power possessed by the undersigned if personally present at the meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders with respect to such meeting, the proxy statement and the 2016 annual report and revokes any proxy heretofore given with respect to such meeting.

When properly executed, the votes to be cast by the undersigned will be cast in the manner directed by the undersigned stockholder. If this proxy is properly executed but no direction is given, this proxy will be voted FOR the election of all of the nominees listed in Proposal 1, FOR Proposals 2, 4, 5 and for the 1 year frequency in Proposal 3. The Board of Directors unanimously recommends a vote FOR all of the nominees listed in Proposal 1, FOR Proposals 2, 4, 5 and for the 1 year frequency in Proposal 3.

0000314419_2 R1.0.1.15

Continued and to be signed on reverse side